Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors (650) 522-5715

Erin Edgley, Media
(650) 522-5635

For Immediate Release

GILEAD SCIENCES SUCCESSFULLY COMPLETES TENDER OFFER

FOR SHARES OF MYOGEN WITH OVER 91.3 PERCENT OF SHARES TENDERED

Foster City, CA, November 14, 2006 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today the successful completion of its cash tender offer for all of the outstanding shares of common stock of Myogen (Nasdaq: MYOG). The offer expired as scheduled at one minute following 11:59 p.m., New York City time (midnight), on November 13, 2006.

Based on preliminary information from the depositary for the tender offer, 40,072,463 shares, representing over 91.3 percent of the outstanding shares of common stock of Myogen as of the close of business on November 13, 2006, were validly tendered and not withdrawn prior to the expiration of the tender offer. All of such shares have been accepted for payment in accordance with the terms of the offer, including 2,993,184 of such shares that were tendered pursuant to the tender offer’s guaranteed delivery procedure.

As previously announced on October 2, 2006, Gilead and Myogen entered into a definitive merger agreement for Gilead to acquire all of the outstanding shares of common stock of Myogen for $52.50 in cash per share. Pursuant to the merger agreement, each share of common stock of Myogen not accepted for payment in the tender offer, other than those held by Gilead or Myogen or their respective subsidiaries, or holders who properly exercise appraisal rights, will be converted into the right to receive $52.50 in cash, without interest (the same price paid in the tender offer), in the merger contemplated by the merger agreement. Gilead expects to cause the merger to be completed within a few days, with Myogen becoming a wholly-owned subsidiary of Gilead. If necessary in order to accomplish the merger as a “short form” merger, Gilead or a subsidiary intends to exercise its “top-up” option pursuant to the merger agreement, which permits Gilead to purchase a limited number of additional shares of common stock of Myogen directly from Myogen for $52.50 per share (the same purchase price paid in the offer).

On October 26, 2006, Gilead announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had been terminated by the United States Federal Trade Commission prior to the expiration of the waiting period.

Gilead will provide guidance on the impact of the Myogen acquisition on its 2007 operating expenses during the fourth quarter and year end 2006 earnings conference call on January 31, 2007.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com